                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of May 14, 1999,

                                    BETWEEN

Cybernet Internet Services International, Inc., a Delaware corporation ("Cybernet"), duly represented by its President and CEO Mr. Andreas Eder,

                                      AND

Giovanni Prignano, born in Naples on June 15, 1961, resident in Rome, Via Aurano 171, Italian tax number PRG GNN 61H15 F839N,

Antonio Ferreri, born in Trieste on March 4, 1964, resident in Rome, Via F. Grossi Gondi 45, Italian tax number FRR NTN 64C04 L424M,

Massimiliano Ziegler, born in Rome on January 3, 1964, resident in Rome, Via Leonida Rech 44/D, Italian tax number ZGL MSM 64A03 H501N,

Andrea Colangelo, born in Rome on March 16, 1970, resident in Rome, Via Bacchiglione 3, Italian tax number CLN NDR 70C16 H501B,

Michele Trotta, born in Rome on April 23, 1970, resident in Rome, Via Anapo 29, Italian tax number TRT MHL 70D23 H501I,

Catia Ravaioli, born in Rome on September 17, 1961, resident in Rome, Via Aurano 171, Italian tax number RVL CTA 61P57 H501G,

Data Flash S.r.l., an Italian corporation, with registered offices in Ponte Galeria (Rome), Via G.B. Molinelli 74/76, Italian tax number 08394760584, duly represented by its legal representative, Mr. Giovanni Prignano,

Eurel International S.A., a Luxembourg corporation, with registered offices in Luxembourg, L2324, 4 Avenue del Pescatore, duly represented by its legal representative, Mr. Enzo Costa being the holders of number 1,660,869 shares of the issued and outstanding share capital of Flashnet S.p.A., an Italian corporation ("Flashnet"), (individually, a "Flashnet Stockholder" and collectively, the "Flashnet Stockholders"), as per the table enclosed under
Exhibit 1
---------

and

3i Group plc, an English company with registered offices in Waterloo Road 91, London SE1 8XP, duly represented by its attorney-in-fact Mr. Marco Franzini, and

3i Eurofund II LP, an English partnership with registered offices in Waterloo Road 91, London SE1 8XP, duly represented by its attorney-in-fact Mr. Marco Franzini, being the holders of number 949,068 shares of the issued and outstanding share capital of Flashnet, and of 171,428 warrants and 800,000 convertible bonds (collectively "3i", being intended that all the obligations of the 3i entities under the Agreement shall be several and not joint) as per the table enclosed under Exhibit 1.
      ---------

The Flashnet Stockholders and 3i are collectively hereinafter also referred to as "Sellers"; the rights and obligations of each Seller under the Agreement shall be several

                                  BACKGROUND:

     (a) All of the issued and outstanding share capital of Flashnet S.p.A., and the warrants and convertible bonds mentioned above (collectively, the "Flashnet Stock") are owned by the Sellers;

     (b) the Flashnet Stockholders and 3i have agreed to sell to Cybernet and Cybernet has agreed to purchase the Flashnet Stock from the Flashnet Stockholders and 3i on the terms and conditions set forth in this Agreement;

     (c) in consideration of the mutual representations, warranties, covenants of Cybernet, the Flashnet Stockholders and 3i and in consideration of the agreements contained in this Agreement, the parties agree as follows:

                              STATEMENT OF TERMS:

                                   SECTION 1

                          PURCHASE AND SALE OF STOCK

     1.1  Purchase and Sale of Stock.  Flashnet Stockholders and 3i hereby
          --------------------------
severally undertake to sell to Cybernet, who hereby undertakes to purchase from Flashnet Stockholders and 3i all of the Flashnet Stockholders' and 3i's right, title and interest in the Flashnet Stock.

     1.2  Consideration, Stock Exchange.  At the Closing (as defined in Section
          -----------------------------
2.1 below), upon transfer and assignment of the Flashnet Stock to Cybernet, Cybernet (i) shall pay an amount of Lit. 40,964,440,454 to the Sellers and (ii) will cause 301,290 shares of the common voting stock, par value $ 0,001 of Cybernet (the "Cybernet Stock") to be issued to the Pooling Trustee (as defined in Section 2.2 below) on behalf of the Flashnet Stockholders (collectively, the "Consideration") as specified by each Seller at the execution of this Agreement in correspondence with his, her or its sig-nature. It is agreed that the Consideration has been calculated in relation to the number of shares owned by each Seller and, for 3i, also in relation to the number of Flashnet shares theoretically deriving to 3i in case of conversion of the warrants and the convertible bonds.

     1.3  Payment, Delivery of Cybernet Stock to the Sellers.  At the Closing,
          --------------------------------------------------
the Flashnet Stockholders and 3i will receive the agreed amount in cash, credited by wire transfer on the bank account(s) designated by the Sellers, and the Pooling Trustee (as defined in Section 2.2 (b) below) will receive stock certificates evidencing shares which amount to the number of Cybernet Stock requested for each Flashnet Stockholder as shown next to its name at the end of this Agreement.

     1.4  No Further Ownership Rights in Flashnet Stock.  The Payment of the
          ---------------------------------------------
cash to the Flashnet Stockholders and 3i and the issuance of the shares of common voting stock of Cybernet to be delivered the Pooling Trustee at the Closing will be deemed to have been given in full satisfaction of all rights pertaining to the Flashnet Stock.

                                   SECTION 2

                          CLOSING; CLOSING CONDITIONS

     2.1  Closing.  The parties to this Agreement will hold a closing (the
          -------
"Closing") for the purpose of consummating the transactions contemplated by this Agreement at 10:00 a.m. on June 30, 1999 or such other date and time mutually agreed upon by the parties. At the Closing, the transfer of full title and ownership of the Flashnet Shares shall take place by means of endorsement to be executed in the presence of a notary agreed between the parties in the manner provided for in article 2023 of the Civil Code, when Sellers will deliver the Flashnet Shares to Cybernet. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, the parties will execute and exchange the documents, items, certificates and instruments described in this Section 2.

     2.2. Conditions to Closing of Cybernet.  Cybernet's obligation to
          ----------------------------------
consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, unless such condition is waived by Cybernet at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

     (a) Transaction Documents.  The Flashnet Stockholders and 3i will have
         ---------------------
executed this Agreement and delivered all of the issued and outstanding shares, warrants and convertible bonds of the Flashnet Stock to Cybernet as provided in
Section 1.2 above.

     (b) Pooling Trust Agreement.  The Flashnet Stockholders who receive part of
         -----------------------
the Consideration in Cybernet Stock will have executed a pooling trust agreement (the "Pooling Trust Agreement"), subject to the terms and conditions as set forth in the Pooling Trust Agreement attached as Exhibit 2, with a pooling
                                                 ---------
trustee (the "Pooling Trustee") providing that the Cybernet Stock making up a part of the Purchase Price shall be held by the Pooling Trustee and not sold until released by the Pooling Trustee, that thirty-three percent (33%) of such Cybernet shares shall be released on the first anniversary of the Closing date, that further thirty-three percent (33%) of such Cybernet shares shall be released on the second anniversary of the Closing date and that the remaining thirty-four percent (34%) of such Cybernet shares shall be released on the third anniversary of the Closing date.

     2.3 Conditions to Closing of the Flashnet Stockholders and 3i.  The
         ---------------------------------------------------------
Flashnet Stockholders' and 3i's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, unless such condition is waived by the Flashnet Stockholders and 3i at the Closing. The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

     (a) Transaction Documents.  Cybernet will have (i) executed this Agreement,
         ---------------------
(ii) paid an amount corresponding to the part of the Consideration to be paid in cash to the Flashnet Stockholders and 3i and (iii) delivered the Cybernet Stock to the Pooling Trustee, as provided in Section 1.3 above.

     (b) Copies of Resolutions.  Cybernet will have furnished the Flashnet
         ---------------------
Stockholders and 3i with certified copies of resolutions duly adopted by the Board of Directors of Cybernet approving the execution and delivery of this Agreement and the other documents to be executed and delivered in connection with this Agreement and consummation of the transactions contemplated hereby and thereby.

     (c) Stock Options. Cybernet will have executed Stock Option Awards under
         --------------
the Cybernet 1998 Stock Incentive Plan according to which the management of Flashnet consisting of Mr. Prig-
nano, Mr. Ferreri, Mr. Ziegler, Mr. Colangelo and Mr. Trotta will be entitled to purchase in total 200,000 shares of common stock of Cybernet subject to the terms and conditions as set forth in the Stock Option Award Form as attached in
Exhibit 3. The exercise price shall be the market price of Cybernet's common
---------
stock at the Frankfurt Stock Exchange on the day before the Closing Date.

     (d) Release. Cybernet shall have fully and unconditionally released all
         --------
Flashnet directors, statutory auditors and consultants from any and all liabilities in relation to their actions in their capacity as directors, statutory auditors and consultants of Flashnet, such a release to be in a form substantially acceptable to the Sellers.

     (e) Employment agreements. The Flashnet Stockholders who are presently
         ----------------------
managers of Flashnet shall have entered into employment agreement substantially at the conditions attached hereto as Exhibit 4, for a minimum period
                                     ---------
corresponding to the non-competition undertaking as per Section 6 below, and at overall economical conditions not inferior to the current conditions.

                                   SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Flashnet Stockholders, severally and not jointly, represent and warrant to Cybernet:

     3.1  Corporate Organization and Good Standing.  Flashnet is an Italian
          ----------------------------------------
corporation ("S.p.A.") duly organized and validly existing under the laws of Italy, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Flashnet is qualified or licensed to do business in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed or in good standing will not have a Flashnet Material Adverse Effect. Flashnet has no subsidiaries. For purposes of this Agreement, "Flashnet Material Adverse Effect" means any materially adverse change in or effect on the business, operations, properties, assets, liabilities, financial condition or results of operations of Flashnet, since December 31, 1998, but does not mean any losses, adverse developments or other conditions suffered by Flashnet arising from normal operations or market, political or economic conditions affecting the business of Flashnet as a whole. As of the date of this Agreement Flashnet is entered in the commercial register of Rome. All facts relating to Flashnet and eligible for registration in the com-
mercial register have actually been entered, or shall timely be entered before Closing, in the applicable commercial register. Its articles of association are those enclosed as Exhibit 5.
                  ---------

     3.2  Due Execution; Enforceability.  This Agreement has been, and all other
          -----------------------------
documents, agreements and instruments to be executed in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Flashnet Transaction Documents") will be, duly executed and delivered by the Flashnet Stockholders and this Agreement is, and the other Flashnet Transaction Documents when executed and delivered by the Flashnet Stockholders as contemplated by this Agreement will be, the valid and binding obligation of the Flashnet Stockholders enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     3.3  Capitalization.  The entire authorized share capital and other equity
          --------------
securities of Flashnet consists of a share capital par value Lit. 2,895,650,000 (the "Flashnet Shares") all of which shares are issued and outstanding, but for the shares deriving from conversion of the warrants and convertible bonds, as specified above. All of the issued and outstanding Flashnet Shares have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights other than those specified below under Sections 3.4 and 3.20 and were issued in full compliance with all federal, state and local laws, rules and regulations. Each Flashnet Stockholder owns beneficially and of record all of the shares of Flashnet issued to such shareholder. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Flashnet to issue any additional Flashnet Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Flashnet any Flashnet Shares. There are no agreements purporting to restrict the transfer of the Flashnet Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Flashnet Shares.

     3.4  Title to Flashnet Shares.  The Flashnet Shares are lawfully owned by
          ------------------------
the Flashnet Stockholders in the respective amounts set forth opposite his, her or its name by its signature below, free of preemptive rights other than those under the Flashnet articles of association and free and clear of all claims, liens, charges, security interest, encumbrances and other restrictions or limitations of any kind other than those under the by-laws and Flashnet shareholders' agreement of July 29, 1998 as amended pursuant to the deed of amendment of April 9, 1999. Each Flashnet Stockholder has the full power, right, and authority to transfer the Flashnet Shares held by him pursuant to this Agreement.

     3.5  Financial Statements.  Attached to this Agreement as Disclosure
          --------------------
Schedule 3.5 are true, correct, and complete copies of unaudited Flashnet Balance Sheets and Income Statements for the periods ending December 31, 1996, 1997, audited Flashnet Balance Sheets and Income Statements for year 1998, and audited accounts for the three-month period ending March 31, 1999 (collectively, the "Flashnet Financial Statements"). The Flashnet Financial Statements (a) are in accordance with the books and records of Flashnet and (b) present the financial condition of Flashnet as of the respective dates indicated and the results of operations for such periods in compliance with Italian GAAP.
Flashnet has not received any advice or notification from its independent certified public accountants that Flashnet has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Flashnet Financial Statements or the books and records of Flashnet, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Flashnet accurately reflect, in accordance with Italian GAAP and in reasonable detail, the transactions, assets, and liabilities of Flashnet. Flashnet has not engaged in any transaction, maintained any bank account, or used any funds of Flashnet, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Flashnet.

     3.6  Absence of Certain Changes.  Since December 31, 1998 (the "Flashnet
          --------------------------
Reference Balance Sheet") Flashnet has not suffered any Flashnet Material Adverse Effect.

     3.7  Filings, Consents and Approvals.  Except for any filings required by
          -------------------------------
applicable law and as otherwise set forth on Disclosure Schedule 3.7, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or any other person or entity is necessary for the consummation by the Flashnet Stockholders of the transactions contemplated by this Agreement or to enable Flashnet to continue to conduct its business after the Closing Date in a manner consistent with that in which it is presently conducted.

     3.8  Noncontravention.  Neither the execution, delivery and performance of
          ----------------
the Flashnet Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

          (1) Except as set forth in Disclosure Schedule 3.8, conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Flashnet under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Flashnet or its properties or assets;

          (2) Violate any provision of the articles of incorporation or bylaws of Flashnet; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Flashnet or any of its properties or assets.

     3.9   Litigation.  There is no claim, charge, arbitration, action, suit,
           ----------
investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the Flashnet Stockholders' knowledge, threatened in writing against Flashnet or which involves any of the business, or the properties or assets of Flashnet that, if adversely resolved or determined, would have a Flashnet Material Adverse Effect. To the Flashnet Stockholders' knowledge, there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Flashnet Material Adverse Effect.

     3.10  Material Contracts and Transactions.  Disclosure Schedule 3.10,
           -----------------------------------
contains copies of all material contracts, agreements, licenses, leases, permits, arrangements, commitments, instruments, understanding or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Flashnet is a party (collectively, the "Flashnet Contracts"). Except as shown on Disclosure Schedule 3.10, Flashnet is not a party to any written or oral:

          (1) contract for the purchase, sale or lease of any material capital assets, or continuing contracts for the purchase or lease of any material lines, bandwidth, network, supplies, materials, equipment or services;

          (2)  interconnection agreements;

          (3) agreement to pay material commissions or sales representative agreements;

          (4) agreement for the employment or consultancy or any person or entity except those routinely entered into with employees and contracts with members of the Board of Directors and Officers of Flashnet;

          (5) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money in excess of Lire 100,000,000, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

          (6) agreement, contract, or commitment for any charitable or political contribution;

          (7) agreement, contract, or commitment limiting or restraining Flashnet in its business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor, to the Flashnet Stockholders' knowledge, is any employee or independent contractor of Flashnet subject to any such agreement, contract, or commitment;

          (8) material agreement, contract, or commitment not made in the ordinary course of business;

          (9) agreement establishing or providing for any joint venture, partnership, or similar arrangement between Flashnet and any other person or entity; or

          (10) power of attorney or similar authority to act for Flashnet.

     Each Flashnet Contract is in full force and effect, and there exists no material breach or violation of or default by Flashnet under any Flashnet Contract nor, to the Flashnet Stockholders' knowledge, by any other party to a Flashnet Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Flashnet Contract by Flashnet nor, to the Flashnet Stockholders' knowledge, by any other party to a Flashnet Contract. Except as set forth on Disclosure Schedule 3.10, the continuation, validity, and effectiveness of each Flashnet Contract will in no way be affected by this Agreement. Except as indicated on Disclosure Schedule 3.10, there exists no actual or, to the Flashnet Stockholders' knowledge, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Flashnet Contract, which would have a Flashnet Material Adverse Effect. A true, correct and complete copy (and if oral, a description of material terms) of each Flashnet Contract, as amended to date, is contained in Disclosure Schedule 3.10.

     3.11  Intellectual Property.  Disclosure Schedule 3.11, contains a list of
           ---------------------
all material intellectual property rights owned, licensed or used by Flashnet in the conduct of its business (collectively, the "Flashnet Intellectual Property") and a list of all agreements and contracts relating to the Flashnet Intellectual Property. No use by Flashnet of any Flashnet Intellectual Property violates and no use by Flashnet of the Flashnet Intellectual Property as contemplated will violate the terms of any agreement pursuant to which such Flashnet Intellectual Property is licensed. No claim is pending, or, to the Flashnet Stockholders' knowledge, threatened, which alleges that the ownership of, rights as licensee to, or other right to use any Flashnet Intellectual Property is invalid or unenforceable by Flashnet. Except as shown on Disclosure Schedule 3.11, no royalties or fees are payable by Flashnet to anyone for use of the Flashnet Intellectual Property. A true, correct, and complete copy of each agreement listed on Disclosure Schedule 3.11, as such agreement have been amended to date, has been furnished to Cybernet. All such agreements are in full force and effect and there are no existing material defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute material defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement and all of such agreements will in no way be affected by the consummation of the transactions contemplated by this Agreement. Flashnet has no registered or unregistered, foreign or Italian patents, utility models, trademarks, trade names, trade styles, and service marks and copyrights, trade secrets or know-how, except as listed on Disclosure Schedule 3.11.

     3.12. Real Property and Real Property Leases.  Flashnet does not own any
           --------------------------------------
real property. Disclosure Schedule 3.12 sets forth the name, parties, and date of each lease and sublease of real property that is occupied by Flashnet ("Flashnet Leases"), and the address of each parcel of leased real property and a list of all amendments to such Flashnet Leases. Each Flashnet Lease is in full force and effect and there is no default asserted thereunder by any party thereto and, to the Flashnet Stockholders' knowledge, there are no unasserted defaults (including any events which with the passage of time or giving of notice or both would constitute a default). True, correct and complete copies of all the Flashnet Leases, as amended to date, have been delivered to Cybernet. Flashnet has not been notified that the use and operation of any of the real properties leased by Flashnet does not conform to applicable building, zoning, safety, environmental, and other laws, ordinances, regulations, codes, permits, licenses, and certificates and all restrictions and conditions affecting title, except where the failure to conform would not have an Flashnet Material Adverse Effect.

     3.13  Personal Property and Personal Property Leases.  Flashnet owns or
           ----------------------------------------------
leases the use of, all material equipment, furniture, fixtures and other material tangible personal property and assets necessary for the continued operation of the business of Flashnet as presently conducted and where the absence of such property and assets would have a Flashnet Material Adverse Effect. All of such personal properties are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which the such personal property is presently used.

     3.14  Compliance with Law.  Flashnet holds and is in compliance with all
           -------------------
permits, certificates, licenses, approvals, registrations and authorizations necessary for the conduct of its business or the ownership of its properties or assets, except where the failure to hold or comply could not have a Flashnet Material Adverse Effect, and all of such permits, certificates, licenses, approvals, registrations, and authorizations are in full force and effect. Flashnet is in compliance with all applicable laws, statutes, ordinances, rules and regulations (including without limitation those relating to environmental protection, occupational safety and health, and equal employment practices) and all orders, judgments and decrees, except where the failure to comply would not have a Flashnet Material Adverse Effect.

     3.15  Taxes.  Flashnet has timely filed with the appropriate taxing
           -----
authorities all returns required to be filed on or prior to the date hereof in respect of all taxes of Flashnet, and, except as set forth in Disclosure
Schedule 3.15, has paid all such taxes, including interest, penalties, and additions in connection therewith shown to have become due on such returns or for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements. Any accruals for such taxes reflected in the Flashnet Reference Balance Sheet are sufficient to satisfy the accrued liability for such taxes as of the date of the Flashnet Reference Balance Sheet. No material tax issues have been raised by the competent tax authorities in connection with any of the tax returns referred to above, and no waivers of statutes of limitations or extensions of time within which to file any tax return or with respect to a tax assessment or deficiency have been given or requested with respect to Flashnet.

     3.16  Labor Relations. Disclosure Schedule 3.16 sets forth the name,
           ---------------
occupation and annual salary of each of Flashnet's employees and the respective date of each employment agreement entered into by Flashnet. There is no unfair labor practice charge or other labor related grievance pending or, to the Stockholders' knowledge, threatened against Flashnet that might have a Flashnet Material Adverse Effect. Flashnet has in relation to each of its employees and to each of its former employees complied in all material respect with all its obligations under statute and otherwise concerning the health and safety at work of each of the employees and has not incurred any liability to any employee in respect of any accident or injury which is not fully covered by insurance.

     3.17  Pension and Employee Benefit Plans and Compensation.  Flashnet
           ---------------------------------------------------
maintains no employee pension benefit plans, welfare benefit plans, bonus, share purchase, share ownership, share option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, and other material employee fringe benefit plans, with the exception of what provided for by labor laws or National Collective Bargaining Agreements. No salary or other payment due to the Flashnet Stockholders remains unpaid by Flashnet and the salaries have been completely paid for past services rendered to Flashnet, other than current unpaid salary and current business expenses to be paid or reimbursed by Flashnet in the ordinary course of business.

     3.18  Insurance.  Set forth in Disclosure Schedule 3.18 is a list of all
           ---------
insurance policies that relate to Flashnet's business. The coverage under each such policy is in full force and effect, and no notice of cancellation or non renewal with respect to, or disallowance of any claim under, any such policy has been received by Flashnet. The Flashnet Stockholders have no knowledge of any facts or the occurrence of any event that reasonably might form the basis of any claim against Flashnet relating to its business or operations or any of its assets or properties covered by any of such policy that may materially increase the insurance premiums payable under any such policy.

     3.19  Affiliate Transactions.  Except as disclosed in Disclosure Schedule
           ----------------------
3.19, no officer, director, stockholder or affiliate of Flashnet provides any assets, services or facilities used or held for use in connection with Flashnet's business and Flashnet does not provide or cause to be provided any assets, services or facilities to any such officer, director, stockholder or affiliate.

     3i Group plc and 3i Europartners II LP, severally and not jointly, represent and warrant to Cybernet that:

     3.20  Title to Flashnet Shares.  3i is the lawful owner of the Flashnet
           ------------------------
shares, warrants and convertible bonds in the respective amounts set forth opposite the name of 3i Group plc and 3i Europartners II LP, respectively, on the signature pages below, free of preemptive rights other than those under the Flashnet articles of association and free and clear of all claims, liens, charges, security inter-est, encumbrances and other restrictions or limitations of any kind other than those under the by-laws and under the Flashnet shareholders' agreement of July 29, 1998 as amended pursuant to the deed of amendment of April 9, 1999. 3i Group plc and 3i Europartners II LP have the full power, right and authority to transfer the Flashnet shares, warrants and convertible bonds held by them pursuant to this Agreement. The representations and warranties of 3i shall expire and become void after 12 months following the Closing Date. In any case the maximum liability for 3i under this article 3.20 shall not exceed the total Consideration received by 3i.

     3.21  Correctness of Representations.  No representation or warranty of the
           ------------------------------
Flashnet Stockholders and of 3i, limited to Section 3.20 above, in this Agreement or in any exhibit, certificate, or schedule attached to this Agreement or furnished pursuant to this Agreement contains, or at the Closing Date will contain, any untrue statement of fact or omits, or at the Closing Time will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, exhibits, certificates, and schedules shall be true and complete in all material respects on and as of the Closing Time as though made on that date.

                                   SECTION 4

                        REPRESENTATIONS AND WARRANTIES

                                  OF CYBERNET

     Cybernet represents and warrants to the Sellers as follows:

     4.1   Organization and Good Standing.  Cybernet is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except for Cybernet Internet Dienstleistungen AG, Germany, and its subsidiaries, Eclipse S.p.A., Italy, Vianet Telekommunikations AG, Austria, and Sunweb Internet Services SIS AG, and its subsidiaries, Cybernet has no subsidiaries.

     4.2   Capital Structure.  The entire authorized capital stock and other
           -----------------
equity securities of Cybernet consists of 50,000,000 shares of $0.001 par value common stock of which as of the date of this Agreement 19,089,298 shares are issued and outstanding and 10,000,000 shares of preferred stock of which as of the date of this Agreement 6,360,000 are issued and outstanding. All of the issued and outstanding shares of Cybernet Stock have been duly authorized, are validly issued fully paid and nonassessable and are not subject to preemptive rights.

     4.3  Authority.  Cybernet has all requisite corporate power and authority
          ---------
to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by Cybernet and the consummation by Cybernet of the transactions contemplated thereby, have been duly authorized by the board of directors of Cybernet and no other corporate proceedings on the part of Cybernet are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and all the other Transaction Documents to which it is a party when executed and delivered by Cybernet as contemplated by this Agreement will be, duly executed and delivered by Cybernet and this Agreement is, and the other Transaction Documents when executed and delivered by Cybernet as contemplated hereby will be, the valid and binding obligation of Cybernet enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     4.4  Financial Statements. Attached to this Agreement as Disclosure
          --------------------
Schedule 4.4 are true, correct, and complete copies of audited Cybernet Balance Sheets and Income Statements for the period ending December 31, 1998 (collectively, the "Cybernet Financial Statements"). The Cybernet Financial Statements are in accordance with the books and records of Cybernet and present fairly the financial condition of Cybernet as of the respective dates indicated and the results of operations for such periods. Cybernet has not received any advice or notification from its independent certified public accountants that Cybernet has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Cybernet Financial Statements or the books and records of Cybernet, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Cybernet accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of Cybernet. Cybernet has not engaged in any transaction, maintained any bank account, or used any funds of Cybernet, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Cybernet.

     4.5  Noncontravention. Neither the execution, delivery and performance of
          ----------------
the Transaction Documents, nor the consummation of the transactions contemplated thereby nor compliance with the provisions thereof, will:

          (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Cybernet under any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cybernet or its material properties or assets;

          (2) Violate any provision of the articles or certificate of incorporation or by-laws of Cybernet; or

          (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Cybernet or any of its properties or assets.

     4.6  Litigation.  There is no claim, charge, arbitration, grievance,
          ----------
action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to Cybernet's knowledge, threatened against Cybernet, or which involves any of the business, or the properties or assets of Cybernet that, if adversely resolved or determined, would have a Cybernet Material Adverse Effect on Cybernet. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Cybernet Material Adverse Effect.

     4.7  Filings, Consents and Approvals.  Except for any filings required by
          -------------------------------
applicable laws, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Cybernet of the transactions contemplated by this Agreement or to enable Cybernet to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

     4.8  Absence of Certain Changes.  Since December 31, 1998 Cybernet has not
          --------------------------
suffered any Cybernet Material Adverse Effect. For purposes of this Agreement, "Cybernet Material Adverse Effect" means any materially adverse change in or effect on the business, operations, properties, assets, liabilities, financial condition or results of operations of Cybernet, but does not mean any losses, adverse developments or other conditions suffered by Cybernet arising from normal operations or market, political or economic conditions affecting the business of Cybernet as a whole.

     4.8  Transparent offer.  Cybernet declares that it has disclosed in full
          ------------------
transparency and good faith to all of the Flashnet Stockholders and 3i any and all terms and conditions of its offer for the purchase of the Flashnet Stock. Cybernet represents and warrants that (i) the economic terms and conditions offered for the purchase of the Flashnet Stock are equivalent to each of the Flashnet Stockholders and 3i and (ii) no agreements, deeds or undertakings of any kind (including, inter alia, shareholders' agreements, stock options, put and call, take-along or come-along agreements) have been entered into or are under negotiation with, or have been promised to, any of the Flashnet Stockholders or 3i or their affiliates, successors or assignees in relation to the sale and purchase of the Flashnet Stock as well as in relation to the Cybernet Stock, besides those expressly included in this Agreement.

                                   SECTION 5
                         SURVIVAL AND INDEMNIFICATION

     5.1  Survival of Representations and Warranties.  The representations,
          ------------------------------------------
warranties and covenants made by the parties shall survive the Closing for a period of two (2) years from the Closing Date and, as regards the representations and warranties of 3i pursuant to Section 3.20, 12 (twelve) months from the Closing Date.

     5.2  Indemnification by Flashnet Stockholders.  The Flashnet Stockholders,
          ----------------------------------------
and 3i as regards exclusively 3i's representations and warranties of Section
3.20 of this Agreement, severally and not jointly, agree to indemnify pro quota Cybernet in respect of, and hold it harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), net of the tax effect, suffered, incurred or sustained by Cybernet or to which Cybernet becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any of their respective representations, warranties and covenants contained in this Agreement ("Indemnifiable Loss").

     5.3  Indemnification by Cybernet  Cybernet agrees to indemnify the Sellers
          ---------------------------
in respect of, and hold each of them harmless from and against, any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), net of the tax effect, suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Cybernet contained in this Agreement.

     5.4  Procedures for Indemnification for Third Party Claims.  Whenever
          -----------------------------------------------------
indemnification is sought under this Section 5 in connection with a claim or demand brought by a third party, the party seeking indemnification (the "Indemnitee") will promptly notify the party from whom indemnification is sought (the "Indemnitor"), specifying the nature of such claims, the amount or estimated amount of such claim and attaching copies of all relevant information concerning the underlying claim of liability. Within fifteen business days of receipt of such notice, the Indemnitor will notify the Indemnitee promptly whether it disputes its indemnification obligation. If the indemnification obligation is not so disputed, the Indemnitor, at the option of the Indemnitee, will, at the Indemnitor's cost and expense, defend any such claim. If the Indemnitee so elects for the Indemnitor to defend any claim, the Indemnitor will have full control over the conduct of such proceeding, although the Indemnitee will have the right to retain legal counsel at its own expense and will have the right to approve any settlement of any claim, provided that such approval may not be withheld unreasonably. If the Indemnitee does not elect for the Indemnitor to assume the defense of such claim, the Indemnitee will have the right to defend the claim at the reasonable cost and expense of the Indemnitor, who shall not be prevented from participating in the defense of such claim. The Indemnitor will not be obligated to indemnify the Indemnitee with respect to such third party claim to the extent that the Indemnitor's ability to defend has been irreparably prejudiced by the failure or delay of the Indemnitee to give Indemnitor the notice required by this Section 5.4. Any dispute of an indemnification obligation under this Agreement shall be resolved by arbitration pursuant to Section 7.17 below.

     5.5  Procedures for Indemnification for Non-Third Party Claims.  If any
          ---------------------------------------------------------
Indemnitee has a claim under Section 5 against any Indemnitor that does not involve a third party claim as described in Section 5.4 above, the Indemnitee will promptly notify the Indemnitor of such claim, specifying the nature of such claim and the amount of any loss incurred by the Indemnitee. The failure by any Indemnitee to give such notice will not impair such party's rights under this Agreement except to the extent that the Indemnitor demonstrates that it has been irreparably prejudiced thereby. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such notice or fails to notify the Indemnitee within 30 days its receipt of such notice, the loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnitor under Section 5 and the Indemnitor will pay the amount of such loss to the Indemnitee on demand. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days after the Indemnitor's receipt of the initial claim notice, such dispute shall be resolved by arbitration pursuant to
Section 7.17 below.

     5.6  Indemnification for Fees and Commissions.  Each party to this
          ----------------------------------------
Agreement is responsible for paying any broker, finder or investment banker that is entitled to receive any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such party and indemnifies and holds harmless the other parties from any such fees or commissions.

     It is understood by all the parties hereto that 3i shall not be bound to pay any broker, finder or investment banker fee or commission, or any other fee or commission, in connection with the transaction contemplated in this Agreement, nor shall 3i have and undertaking to indemnify and hold harmless the other parties from any such fees or commissions.

     5.7  Minimum and maximum amounts for indemnification.  An Indemnitee shall
          -----------------------------------------------
not be entitled to make a claim under this Section 5 with respect to any breach of warranty of this Agreement, unless and until (a) a claim has a value in excess of Lit. 20 million, and (b) the aggregate amount of claims for such Indemnitee exceeds Lit. 300 million, in which event only the excess over Lit. 300 million shall be recoverable. In any event the maximum aggregate liability of the Flashnet Stockholders shall be limited to Lit. 15 (fifteen) billion. The above limit of Lit. 15 billion shall not apply to breaches of warranty or representation under Section 3.4 above (Title to Flashnet Shares), for which the maximum liability for the Flashnet Stockholders shall not exceed the Consideration received by the Flashnet Stockholders. As regards 3i, section 3.20 shall apply.

                                   SECTION 6

                                NON-COMPETITION

     6.1  Non-Competition. Without the prior approval of Cybernet, during a
          ---------------
period of two (2) years after the Closing Date, no Flashnet Stockholder and no companies in which a Flashnet Stockholder maintains a controlling interest will directly or indirectly compete with or assist in the competition with Flashnet or Cybernet as to the present subject matter of Flashnet or Cybernet and the present area of their business. The subject matter of the business of Flashnet and Cybernet within the meaning of this covenant shall be internet services. The business area of Flashnet and Cybernet within the meaning of this covenant shall be Italy. It is agreed between the parties that this Section 6 shall apply to Flashnet Stockholders only, and not to 3i Group plc and 3i Europartners II LP.

     6.2  Contractual Penalty. For every case of a violation of the covenant
          -------------------
under this section 6 the defaulting Flashnet Stockholder shall pay a contractual penalty in the amount of Lit. 100,000,000 to Cybernet. The right to claim damages for breach of the covenant under this section 6 or specific enforcement shall not be effected by the payment of the contractual penalty. Notwithstanding that, the amount of contractual penalty will be credited to the amount of damages.

                                   SECTION 7

                           MISCELLANEOUS PROVISIONS

     7.1  Effectiveness of Representations.  Each party is entitled to rely on
          --------------------------------
the representations, warranties and agreements of each of the other parties. Notwithstanding the above, no party shall be able to raise a claim in case it has been provided by the other party before the Closing with the documents and information containing evidence of a potential violation of the representation and warranties and has failed to raise the issue with the other party.

     7.2  Termination.  Cybernet expressly waives any rights under Section 1460
          -----------
of the Italian Civil Code as well as, to the extent permitted by law, any right of termination, rescission, or annulment of this Agreement under Sections 1440, 1453 ff., 1463 ff., 1467 ff. of the Italian Civil Code, it
being expressly understood and agreed that the only remedies available to Cybernet for any breach of the warranties is damages, subject to the provisions provided for in Section 5 hereof. As an exception to the above, this Agreement may be terminated at any time prior to the Closing of the transactions contemplated hereby by:

          (a)  Mutual agreement of Cybernet and Flashnet Stockholders and 3i;

          (b) Cybernet, pursuant to Section 1373 of the Italian Civil Code, (i) if there has been a breach by Flashnet Stockholders or 3i of any of their representations and warranties set forth in this Agreement under Sections
     3.4 and 3.20, respectively; (ii) if the independent audit jointly performed by Ernst & Young and Grant Thornton of the Flashnet financial statements as of December 31, 1998 results in a decrease of the total assets as registered in the said Financial Statements (Lit. 10,536,944,948) or an increase of the total liabilities as registered in the same Financial Statements (Lit. 7,599,156,238) amounting to Lit. 5,268,472,474 or more. For the avoidance of doubt it is agreed that any such increases of liabilities or decreases in assets shall be netted of any corresponding increases in assets or decreases in liabilities, respectively.

          The audit shall be performed at Cybernet's expenses, the auditors shall apply Italian GAAP, and shall deliver copy of the joint audit report to the each of Cybernet and the Sellers. The joint report shall be delivered by June 15, 1999.

          (c) Cybernet or Flashnet Stockholders or 3i if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and nonappealable.

     7.3  Effect of Termination.  In the event of the termination of this
          ---------------------
Agreement as provided in Section 7.2, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations. Upon termination of this Agreement, each party will, upon request, destroy all documents, work papers and other materials of the other parties relating to the transaction contemplated by this Agreement, whether obtained before or after execution of this Agreement.

     7.4  Further Assurances.  Each of the parties hereto will cooperate with
          ------------------
the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

     7.5  Expenses.  Except as otherwise expressly provided in this Agreement,
          --------
each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In any case, Cybernet shall pay all taxes, duties, stamps and notarial fees and costs relating to the transfer of the Flashnet Stock.

     7.6  Public Announcements.  Any public announcement or similar publicity
          --------------------
with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Cybernet and the Flashnet Stockholders and 3i mutually determine. Unless consented to by the parties in advance or required by law, prior to the Closing the parties will keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity. Flashnet Stockholders and 3i and Cybernet will consult with each other concerning the means by which the Flashnet's employees, customers, and suppliers and others having dealings with Flashnet will be informed of the transactions contemplated by this Agreement, and Cybernet and 3i will have the right to be present for any such communication.

     7.7  Confidentiality.  Between the date of this Agreement and the Closing
          ---------------
Date, and for one year after the Closing Date in case the Closing is not executed for whatever reason, Cybernet and the Flashnet Stockholders and 3i will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Cybernet and Flashnet to maintain in confidence, and not use to the detriment of another party or Flashnet any written, oral, or other information obtained in confidence from another party or Flashnet in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by legal proceedings. If the Closing is not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     7.8   Amendment. This Agreement may not be amended except by an instrument
           ---------
in writing signed on behalf of each of the parties.

     7.9   Extension; Waiver.  At any time prior to the Closing, the parties may
           -----------------
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument and signed by the party granting such extension or waiver.

     7.10  Entire Agreement.  This Agreement, the Exhibits, Schedules attached
           ----------------
hereto and the other Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto, in particular the Letter of Intent dated April 21, 1999.

     7.11  Severability.  It is the desire and intent of the parties that the
           ------------
provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     7.12  Notices.  All notices and other communications required or permitted
           -------
under to this Agreement must be in writing and will be deemed given if sent by personal delivery, fax with electronic confirmation of delivery, internationally-recognized overnight courier company that is able to provide proof or receipt of delivery, or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

     If to Flashnet Stockholders  Mr. Giovanni Prignano
                                  Via Aurano 171, Roma
                                  Tel: +39-6-____________
                                  Fax: +39-6-____________

     With a copy to               La Compagnia Finanziaria S.p.A.
                                  Piazza Belgioioso 2
                                  20121 Milan, Italy
                                  Attn.: Mr. Alberto Franceschini
                                  Tel: +39-02-77061
                                  Fax: +39-02-783218

     If to 3i                     3i Group plc
                                  91 Waterloo Road
                                  SE1 8XP London, UK
                                  Attn.: Mrs. Christine Pohlen
                                  Tel. +44-171-928 3131
                                  Fax: +44-171-928 0058

     With a copy to               3i Europe plc Italian Branch
                                  Via Orefici 2
                                  20123 Milan, Italy
                                  Attn.: Mr. Giorgio Colombo
                                  Tel: +39-02-7200 3210
                                  Fax: +39-02-7200 3205

     If to Cybernet:              Cybernet Internet Services International, Inc.
                                  Attn.: Mr. Andreas Eder
                                  Stefan-George-Ring 19, 81929 Munich, Germany

                                  Tel: 49-89-993150
                                  Fax: 49-89-99315199

     With a copy to:              Besner Kreifels Weber
                                  Attn.: Dr. Hubert Besner
                                  Widenmayerstr. 41, 80538 Munich, Germany
                                  Tel: 49-89-2199920
                                  Fax: 49-89-21999233

     All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by internationally-recognized overnight courier, on the business day following dispatch and (d) in the case of mailing, on the seventh business day following mailing.

     7.13  Headings.  The headings contained in this Agreement are for reference
           --------
purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     7.14  Benefits.  None of the provisions of this Agreement is or will be
           --------
construed as for the benefit of or enforceable by any person not a party to this Agreement.

     7.15  Assignment.  This Agreement may not be assigned by any party, by
           ----------
operation of law or otherwise.

     7.16  Governing Law and Jurisdiction.  This Agreement will be governed by
           ------------------------------
and construed in accordance with the laws of the Republic of Italy applicable to contracts made and to be performed therein, without regard to conflicts of laws principles. Any disputes arising in respect of this Agreement, including disputes regarding the validity, performance and termination thereof, shall be settled under the international arbitration rules of the Camera Arbitrale Nazionale e Internazionale of Milan by three arbitrators appointed in accordance with the same rules. Arbitration will be held in Milan, in the English language. Arbitration shall be "rituale" and according to law. In case more than two parties are involved in the arbitration, all three arbitrators shall be appointed by the chairman of the Tribunale of Milan.

     7.17  Construction.  The language used in this Agreement will be deemed to
           ------------
be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.18  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.19  Shareholders' agreements.  It is agreed among all parties to the
           ------------------------
Agreement that the Flashnet shareholders' agreement of July 29, 1998 as amended pursuant to the deed of amendment of April 9, 1999 shall not affect in any way the rights of Cybernet after the Closing Date.

     7.20  Fax--Execution.  This Agreement may be executed by delivery of
           --------------
executed signature pages by fax and such fax execution will be effective for all purposes.

                         [SIGNATURES ON FOLLOWING PAGE]

___________, this day of May 14, 1999
Cybernet Internet Services International, Inc.

By:  _____________________
     Name: Andreas Eder
     Title: President and CEO


Sellers:                                  Shares             Cash part of the           Shares of
                                     of Flashnet Stock    Purchase Price in Lit.      Cybernet Stock
                                     (including shares
                                       deriving from
                                       warrants and
                                    convertible bonds)
                                                                     50%                            50%
__________________                        415,217            Lit. 3,728,227,514                   101,787
Giovanni Prignano

                                                                     50%                            50%
__________________                         83,043             Lit. 745,641,911                     20,357
Antonio Ferreri

                                                                     50%                             50%
__________________                         49,826             Lit. 447,386,942                     12,214
Massimiliano Ziegler

                                                                     50%                             50%
__________________                         16,609             Lit. 149,131,974                      4,072
Andrea Colangelo

                                                                     50%                             50%
__________________                         16,609             Lit. 149,131,974                      4,072
Michele Trotta

                                                                     70%                             30%
__________________                        166,087            Lit. 2,087,809,922                    24,429
Catia Ravaioli

                                                                     70%                             30%
Data Flash S.r.l.                         581,304            Lit. 7,307,328,441                    85,501

by: _______________
Name: Giovanni Prignano
Title: Chairman
Eurel International S.A.                                             70%                             30%
                                          332,174            Lit. 4,175,619,844                    48,858

by: _______________
Name: Enzo Costa
Title: Director

3i Group plc                                                         100%                            0%
                                          617,391            Lit. 11,087,089,945

by: _______________
Name: Marco Franzini
Title: attorney-in-fact
3i Europartners II LP                                                100%                            0%
                                          617,390            Lit. 11,087,071,987

by: _______________
Name: Marco Franzini
Title: attorney-in-fact